UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 7, 2008 (November 5, 2008)

Date of Report (Date of earliest event reported)

Wentworth Energy, Inc.

(Exact name of registrant as specified in its charter)

Oklahoma

(State or other jurisdiction)

0-32593

(Commission File Number)

73-1599600

(IRS Employer Identification No.)

112 E. Oak Street, Suite 200, Palestine, Texas, 75801

(Address of principal executive offices)

(903) 723-0395

Registrant’s telephone number, including area code

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 FR 240.13e-4(c))

Item 1.02

Termination of a Material Definitive Agreement

Michael S. Studdard, President of Wentworth Energy, Inc. (the “Company”), retired from his position as President of the Company effective as of November 7, 2008.  In connection with Mr. Studdard’s retirement, on November 5, 2008, the Company agreed to and accepted Mr. Studdard’s termination of the consulting agreement by and between the Company and Mr. Studdard dated July 25, 2006 (the “Consulting Agreement”).  Effective November 7, 2008, all of Mr. Studdard’s responsibilities and duties as President of the Company cease.  Mr. Studdard agreed that no severance fee shall be payable and agreed that the outstanding monthly fees payable to him under the Consulting Agreement will continue to remain deferred, and shall not be payable, until such time as the Company determines, in it sole discretion, that it has adequate net operating cash flow to pay such deferred compensation.  Mr. Studdard shall remain a Director of the Company.  A copy of the Retirement Letter is filed as Exhibit 10.1 hereto.  A copy of the Consulting Agreement was originally filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 22, 2006.

Item 5.02

Departure of Directors or Certain Officers: Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

To the extent applicable, the disclosure under Item 1.02 above is incorporated herein by reference.  Mr. Studdard’s retirement as President of the Company did not result from any disagreement with the Company concerning any matter relating to the Company’s operations, policies or practices.

Item 9.01	Financial Statements and Exhibits

Exhibit No	Description
10.1	Retirement Letter dated November 5, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 7, 2008

WENTWORTH ENERGY, INC.

/s/ David W. Steward

David W. Steward, Chief Executive Officer

Exhibit Index

Exhibit No	Description
10.1	Retirement Letter dated November 5, 2008